Exhibit 99.1

FOR IMMEDIATE RELEASE
March 8, 2018

ReWalk Robotics Announces $20 Million Strategic Investment from Timwell Corporation Limited

-- ReWalk and Timwell to form joint venture to develop, manufacture and market ReWalk products in China –

-- Establishes platform for accelerated growth in largest single stroke market –

-- ReWalk to host live call and webcast to discuss this announcement and review its fourth quarter and full year 2017 financial results on Thursday, March 8, 2018 at 8:30 am EST--

Marlborough, MA/Yokneam Ilit, Israel – ReWalk Robotics, Ltd. (Nasdaq: RWLK) (“ReWalk” or “the Company”) announced today that the Company has entered into a strategic investment agreement with Timwell Corporation Limited (“Timwell”), a Hong Kong corporation. ReWalk will receive $20 million in exchange for an aggregate of 16,000,000 of ReWalk ordinary shares, at a price per share of $1.25, as part of a broad strategic agreement to fund ReWalk’s overall development worldwide and to establish ReWalk’s presence in the Chinese market.

Under terms of the agreement, ReWalk and Timwell, through its affiliates and RealCan Ambrum Healthcare Industry Investment (Shenzhen) Partnership Enterprise (Limited Partnership) (“RealCan Ambrum”), plan to form a joint venture in China to develop, manufacture and market ReWalk’s products in China, including Hong Kong and Macau. The joint venture will initially focus on development, production and marketing of ReWalk’s Restore soft-suit exoskeleton for stroke patients in a rehabilitation setting, followed by commercialization of ReWalk’s spinal cord injury products for community and rehabilitation use. All capital funding for the joint venture will be provided by RealCan Ambrum with ReWalk contributing the technology.

“This investment from Timwell, a well-capitalized partner with deep local knowledge, enables us to expand the planned launch of the Restore soft suit exoskeleton in the United States and Europe to China. The expansion to China adds access to a market where there are more than 11 million stroke survivors, and 2.4 million people suffer stroke each year. To serve that population, the number of stroke rehabilitation centers in China is expected to exceed those in the US and EU combined by 2021,” said ReWalk CEO Larry Jasinski.

“This agreement also underscores Timwell’s belief in the strength of our Restore technology to address the mobility and rehabilitation needs of the stroke community. We believe the unique Restore technology has the potential to revolutionize the use of and cost structure for exoskeletons worldwide,” added Jasinski.

Under the terms of the agreement, Timwell will make the $20 million investment in three tranches. The first tranche of $5 million placed in escrow will be released upon shareholder approval of the transaction. A second tranche of $10 million will be provided upon formation of the joint venture in China. The third tranche of $5 million is expected to be provided by December 31, 2018 and no later than April 1, 2019. The investment agreement also contains certain other conditions precedent, which must be satisfied at each tranche. Timwell will add one member to ReWalk’s board of directors upon closing of the first tranche, and may be able to designate more under the agreement.

The broader strategic investment agreement includes a joint venture agreement, license agreement and supply agreement which are expected to be executed no later than July 1, 2018. Additional information regarding the investment is included in ReWalk’s Form 8-K to be filed with the Securities and Exchange Commission on March 8, 2018.

Conference Call

ReWalk has scheduled a call and live webcast to discuss this announcement and review its fourth quarter and full year 2017 financial results at 8:30 a.m. Eastern time Thursday, March 8, 2018.

To participate on the live call listeners may dial in as follows

Date		Thursday, March 8, 2018
Time		8:30 AM EST
Telephone	U.S:	(844) 423-9889
	International:	(716) 247-5804
	Israel:	18 09 31 53 62
Access code		2996487
Webcast (live, listen-only and archive)		www.rewalk.com under the “Investors” section.

A telephone replay will be available shortly after the completion of the call for two weeks at (855) 859-2056 (U.S.) or (404) 537-3406 (International). The passcode for the replay is 2996487.

About ReWalk Robotics Ltd.

ReWalk Robotics Ltd. develops, manufactures and markets wearable robotic exoskeletons for individuals with spinal cord injury. The company’s mission is to fundamentally change the quality of life for individuals with lower limb disability through the creation and development of market leading robotic technologies. Founded in 2001, ReWalk has headquarters in the U.S., Israel and Germany. For more information on the ReWalk systems, please visit www.rewalk.com.

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ReWalk® is a registered trademark of ReWalk Robotics Ltd. in Israel.

This disclosure is not an offer to sell or a solicitation of offers to buy our ordinary shares. None of the ordinary shares to be issued to Timwell have been registered under the Securities Act, and such shares may not be offered or sold in the United States absent an effective registration statement or an exemption from the registration requirements under applicable federal and state securities laws.

IN CONNECTION WITH THE ISSUANCE OF ORDINARY SHARES DESCRIBED ABOVE (THE “TRANSACTION”), THE COMPANY WILL FILE A PROXY STATEMENT AND OTHER DOCUMENTS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC). INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION REGARDING THE TRANSACTION.

A definitive proxy statement will be sent or made available to shareholders of the Company seeking their approval of the transaction as described above. Investors and shareholders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by the Company with the SEC at the SEC’s website, www.sec.gov. The definitive proxy statement (when available) and such other documents relating to ReWalk Robotics Ltd. may also be obtained free of charge by directing a request to ReWalk Robotics Ltd., 3 Hatnufa Street, Floor 6, P.O.B. 161, Yokneam Ilit 20692, Israel, Attention: Chief Financial Officer, Tel: +972.4.959.0123 or from the Company’s website, www.rewalk.com.

The Company, Timwell and their respective directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the proposed transaction. Information concerning the interests of the persons who may be “participants” in the solicitation will be set forth in the proxy statement when it becomes available.

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Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the U.S. Securities Act of 1933, and Section 21E of the U.S. Securities Exchange Act of 1934. Such forward-looking statements may include projections regarding ReWalk’s future performance and, in some cases, may be identified by words like “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “should,” “would,” “seek” and similar terms or phrases. The forward-looking statements contained in this press release are based on management’s current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of ReWalk’s control. Important factors that could cause ReWalk’s actual results to differ materially from those indicated in the forward-looking statements include, among others: ReWalk’s expectations regarding future growth, including its ability to increase sales in its existing geographic markets, and to expand to new markets and achieve its planned expense reductions; the conclusion of ReWalk’s management and the opinion of ReWalk’s auditors for the Company’s financial statements for the fiscal year ended December 31, 2017, that there are substantial doubts as to ReWalk’s ability to continue as a going concern; ReWalk’s ability to maintain and grow its reputation and the market acceptance of its products; ReWalk’s ability to achieve reimbursement from third-party payors for its products; ReWalk’s expectations as to its clinical research program and clinical results; ReWalk’s expectations as to the results of, and the Food and Drug Administration’s potential regulatory developments with respect to, ReWalk’s mandatory post-market 522 surveillance study; the outcome of ongoing shareholder class action litigation relating to ReWalk’s initial public offering;  ReWalk’s ability to repay its secured indebtedness; ReWalk’s ability to improve its products and develop new products; ReWalk’s ability to maintain adequate protection of its intellectual property and to avoid violation of the intellectual property rights of others; ReWalk’s ability to gain and maintain regulatory approvals; ReWalk’s ability to secure capital from its equity and debt financings in light of limitations under its Form S-3, the price range of its ordinary shares and conditions in the financial markets, and the risk that such financings may dilute ReWalk’s shareholders or restrict its business; ReWalk’s ability to use effectively the proceeds of offerings of securities; ReWalk’s ability to maintain relationships with existing customers and develop relationships with new customers; the impact of the market price of ReWalk’s ordinary shares on the determination of whether ReWalk is a passive foreign investment company; ReWalk’s ability to regain compliance with the continued listing requirements of the NASDAQ Capital Market and the risk that its ordinary shares will be delisted if it cannot do so; ReWalk’s compliance with medical device reporting regulations to report adverse events involving its products and the potential impact of such adverse events on ReWalk’s ability to market and sell its products; the risk of substantial dilution resulting from the issuance to Timwell; the significant voting power and de facto voting control Timwell will acquire; the risk that the Timwell issuances will fail to close and the China joint venture will not form; and other factors discussed under the heading “Risk Factors” in ReWalk’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the U.S. Securities and Exchange Commission (the “SEC”), its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 to be filed with the SEC and other documents subsequently filed with or furnished to the SEC. Any forward-looking statement made in this press release speaks only as of the date hereof. Factors or events that could cause ReWalk’s actual results to differ from the statements contained herein may emerge from time to time, and it is not possible for ReWalk to predict all of them. Except as required by law, ReWalk undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

Investor Contact:
Lisa M. Wilson
President
In-Site Communications, Inc.
T: 212-452-2793
E: lwilson@insitecony.com

Media Contact:
Jennifer Wlach
T: 202-261-4000
E: media@rewalk.com

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